Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release February 11 2025

Contact: Don Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Reports Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net income of $13,000 or $0.00 diluted earnings per share for the three months ended December 31, 2024, compared to a net loss of $361,000 or $(0.05) diluted earnings per share for the three months ended December 31, 2023, an increase of $374,000 or 103.6%. A net loss of $2,000 or $(0.00) diluted earnings per share was announced for the six months ended December 31, 2024 compared to a net loss of $536,000 or $(0.07) diluted earnings per share for the six months ended December 31, 2023, an increase of $534,000 or 99.6%.

The increase in net earnings for the quarter ended December 31, 2024 was primarily attributable to higher net interest income. Net interest income increased $381,000 or 23.0% to $2.0 million due primarily to interest income increasing more than interest expense increased period to period. Interest income increased $857,000 or 21.8% to $4.8 million, while interest expense increased $476,000 or 21.0% to $2.7 million for the recently-ended quarter. While the rising interest rate environment has slowed and market rates have even decreased, the repricing level of our assets has begun to outpace the increase in expenses paid on liabilities.

The average rate earned on interest-earning assets increased 80 basis points to 5.28% and was the primary reason for the increase in interest income, although average interest-earning assets also increased $11.5 million or 3.3% to $362.3 million for the recently-ended quarterly period. The average rate paid on interest-bearing liabilities increased 44 basis points to 3.53% and was the primary reason for the increase in interest expense, although average interest-bearing liabilities also increased $17.3 million or 5.9%.

Non-interest income increased $125,000 or 271.7% and totaled $171,000 for the three months ended December 31, 2024, almost entirely due to net gains on sales of loans increasing $74,000 compared to December 31, 2023. This was due to the increase in demand for fixed -rate secondary market loans.

Non-interest expense also increased $54,000 period to period primarily due to other non-interest expense increasing $123,000, with the majority of this due to increased professional fees. This increase was partially offset by employee compensation and benefits decreasing $62,000 or 4.9% for the three months ended December 31, 2024 compared to December 31, 2023.

At December 31, 2024, assets totaled $374.2 million, a decrease of $760,000 or 0.2%, from $375.0 million at June 30, 2024, due primarily to the decrease in loans, net, of $2.8 million or 0.8%, as well as a decrease in investment securities of $1.0 million or 10.6% primarily because of principal repayments and prepayments. Cash and cash equivalents totaled $21.0 million, an increase of $2.7 million or 14.7% compared to June 30, 2024. Total liabilities decreased $818,000 or 0.3% to $326.2 million at December 31, 2024, as consistent with our efforts to reduce our reliance on higher cost funding sources, FHLB advances decreased $7.2 million or 10.4% to $61.8 million. Partially offsetting the decrease in FHLB advances was an increase in total deposits of $6.9 million or 2.7% at December 31, 2024. Savings account deposits increased $1.6 million or 3.4%, and certificates of deposit increased $10.3 million or 5.9%.

At December 31, 2024, the Company reported its book value per share as $5.94. Shareholders’ equity increased $58,000 or 0.1% to $48.1 million at December 31, 2024 compared to June 30, 2024. The increase in shareholders’ equity was primarily associated with accumulated other comprehensive loss decreasing $60,000 at December 31, 2024 compared to June 30, 2024 as the unrealized losses on our investment portfolio decrease.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our ability to fully and timely address the deficiencies that resulted in the Agreement that First Federal Savings Bank of Kentucky has entered into with the Office of the Comptroller of the Currency (“OCC”); First Federal Savings Bank of Kentucky’s ability to satisfy the Individual Minimum Capital Requirements imposed by the OCC; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection for the payment of dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company or from the Company to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC; competitive conditions in the financial services industry; changes in the level of inflation; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2024. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2024, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	June 30,
	2024	2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$20,976	$18,287
Investment Securities	8,818	9,861
Loans available-for sale	116	110
Loans, net	330,234	333,025
Real estate acquired through foreclosure	10	10
Other Assets	14,054	13,675
Total Assets	$374,208	$374,968
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$263,055	$256,139
FHLB Advances	61,792	68,988
Other Liabilities	1,306	1,844
Total liabilities	326,153	326,971
Shareholders’ Equity	48,055	47,997
Total liabilities and shareholders’ equity	$374,208	$374,968
Book value per share	$5.94	$5.94
Tangible book value per share	$5.94	$5.94

Condensed Consolidated Statements of Income (Loss)

(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Interest Income	$9,403	$7,661	$4,784	$3,927
Interest Expense	5,496	4,333	2,746	2,270
Net Interest Income	3,907	3,328	2,038	1,657
Provision for Credit Losses	15	15	-	9
Non-interest Income	308	121	171	46
Non-interest Expense	4,215	4,132	2,203	2,149
Income (Loss) Before Income Taxes	(15)	(698)	6	(455)
Income Taxes	(13)	(162)	(7)	(94)
Net Income (Loss)	$(2)	$(536)	$13	$(361)
Earnings per share:
Basic and Diluted	$(0.00)	$(0.07)	$0.00	$(0.05)
Weighted average outstanding shares:
Basic and Diluted	8,098,715	8,098,715	8,098,715	8,098,715

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